SECRETARY’S CERTIFICATE
I, Steve Andersen, Secretary of Versus Capital Multi-Manager Real Estate Income Fund LLC (the “Real Estate Fund”), hereby certify that the following resolutions were adopted by the Real Estate Fund’s Board of Directors (“Board”), including a majority of the directors who are not “interested persons” as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Directors”) at a meeting of the Board held on August 26, 2022 (the “Meeting”).

RESOLVED,
 that after consideration of all factors deemed relevant by the Real Estate Fund’s Board, including a majority of its Independent Directors, including, but not limited to, the aggregate value of the assets of the Real Estate Fund, the type and terms of the arrangements made for the custody and safekeeping of the assets of the Real Estate Fund, and the nature of the securities held by the Real Estate Fund,  the Real Estate Fund’s Board, including a majority of the Independent Directors, hereby approves the form and amount of the fidelity bond described at the Meeting and authorizes the appropriate officers of the Real Estate Fund to obtain a fidelity bond, meeting all applicable requirements of Rule 17g-1 under the 1940 Act, covering each officer and employee of the Real Estate Fund against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, in the amount of $2,100,000, to be issued by Continental Casualty Company (CNA) for a premium of approximately $7,350 for the period beginning on October 1, 2022 and ending on October 1, 2023; and further

RESOLVED,
 that the appropriate officers of the Real Estate Fund be, and each hereby is, authorized to increase the amount of fidelity bond coverage from time to time to ensure adequate coverage based upon the value of the Real Estate Fund’s assets and to enable the Real Estate Fund to remain in compliance with the 1940 Act and the rules promulgated thereunder; and further

RESOLVED,
 that the Secretary of the Real Estate Fund or his delegate be, and each hereby is, authorized to make all necessary filings and give all notices and information with respect to such fidelity bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and further

RESOLVED,
 that the appropriate officers of the Real Estate Fund be, and each hereby is, authorized to execute and deliver the fidelity bond in substantially the form discussed at this Meeting, to make any and all payments, to make any and all filings, and to do any and all such further acts, in the name of the Real Estate Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper, with the advice of counsel, in connection with or in furtherance of the foregoing resolutions.

The approved fidelity bond includes a rider which provides for an automatic increase in coverage based on the Real Estate Fund’s assets under management in accordance with Rule17g-1 of the 1940 Act.  A premium of $7,350 was paid for the fidelity bond for the period from October 1, 2022 through October 1, 2023.

/s/ Steve Andersen Stev Ste s	October 6, 2022
Steve Andersen	Date
Secretary of the Real Estate Fund